                                  EXHIBIT 1.2

                         SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of December 22, 1997, by and among Queen Sand Resources, Inc., a Delaware corporation (the "Company"), and each of the entities whose names appear on the signature pages hereof. Such entities are each referred to herein as a "Purchaser" and, collectively, as the "Purchasers".

         The Company wishes to sell to each Purchaser, and each Purchaser wishes to buy, on the terms and subject to the conditions set forth in this Agreement, (i) shares (the "Preferred Shares") of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and (ii) a warrant in the form of Exhibit A hereto (a "Warrant" and, when taken together with all of the warrants issued or issuable hereunder, the "Warrants") entitling the holder thereof to purchase shares (the "Warrant Shares") of the Company's Common Stock, par value $0.0015 per share (the "Common Stock"). The Preferred Shares are convertible pursuant to the terms of a Certificate of Designation relating to the Preferred Stock, the form of which is attached hereto as Exhibit B (the "Certificate of Designation") into shares (the "Conversion Shares") of the Common Stock. Dividends on the Preferred Shares are payable, subject to the terms and conditions of the Certificate of Designation, in shares of Common Stock (the "Dividend Payment Shares"). The Preferred Shares, the Warrants, the Conversion Shares, the Warrant Shares and the Dividend Payment Shares are collectively referred to herein as the "Securities".

         The Company has agreed to effect the registration of the Conversion Shares, the Warrant Shares and the Dividend Payment Shares under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Rights Agreement of even date herewith by and among the Company and the Purchasers (the "Registration Rights Agreement"). The sale of the Preferred Shares and the Warrants by the Company to the Purchasers will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.

         The Company and the Purchasers hereby agree as follows:

1.       PURCHASE AND SALE OF PREFERRED SHARES.

         1.1 Agreement to Purchase and Sell. Upon the terms and subject to the satisfaction of the conditions set forth herein, the Company agrees to sell at the Closing (as defined below), and each Purchaser agrees to purchase, (i) the number of Preferred Shares set forth below such Purchaser's name on the signature pages hereof and (ii) a Warrant entitling the holder thereof to purchase the number of shares of Common Stock set forth below such Purchaser's name on the signature pages hereof, at a purchase price equal to one thousand dollars ($1,000) times the number of Preferred Shares purchased by such Purchaser (the "Purchase Price").

         1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the purchase and sale of the Preferred Shares and the Warrants (the "Closing") will be deemed to occur when this Agreement and the other Transaction Documents (as defined below) have been executed and delivered by the Company and each Purchaser (which delivery may be effected by facsimile transmission), and full payment of the Purchase Price has been made by each Purchaser by wire transfer of immediately available funds against physical delivery by the Company of duly executed certificates representing the Preferred Shares and the Warrant purchased by such Purchaser hereunder. The date on which the Closing is deemed to occur is referred to herein as the "Closing Date".

         1.3 Certain Definitions. When used herein, (A) "business day" shall mean any day on which the New York Stock Exchange and commercial banks in the city of New York are open for business, (B) an "affiliate" of a party shall mean any person or entity controlling, controlled by or under common control with that party and (C) "control" shall mean, with respect to an entity, the ability to direct the business, operations or management of such entity, whether through an equity interest therein or otherwise.

2.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

         Each Purchaser, solely with respect to it, hereby makes the following representations and warranties to the Company and agrees with the Company that, as of the date of this Agreement and as of the Closing Date:

         2.1 Authorization; Enforceability. Such Purchaser is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with full power and authority to purchase the Preferred Shares and the Warrant and to execute and deliver this Agreement. This Agreement constitutes such Purchaser's valid and legally binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

         2.2 Accredited Investor; Investment Intent. Such Purchaser is an accredited investor as that term is defined in Rule 501(a)(3) of Regulation D, and is acquiring the Preferred Shares and the Warrant solely for its own account for investment purposes as a principal and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act; provided, however that in making such representation, such Purchaser does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.

         2.3 Information. The Company has provided such Purchaser with information regarding the business, operations and financial condition of the Company, and has granted to such Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Preferred Shares and the Warrants hereunder. Neither such information nor any other investigation conducted by such Purchaser or any of its representatives shall modify, amend or otherwise affect such Purchaser's right to rely on the Company's representations and warranties contained in this Agreement.

         2.4 Limitations on Disposition. Such Purchaser acknowledges that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

         2.5 Legend. Such Purchaser understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:

                 "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale. Such securities are issued subject to the provisions of (i) the Certificate of Designation relating to the Series C Convertible Preferred Stock of Queen Sand Resources, Inc. (the "Company"), as amended, (ii) a Securities Purchase Agreement, dated December 22, 1997, by and among the Company and the purchasers named therein, and (iii) a Registration Rights Agreement, dated December 22, 1997, by and among the Company and such purchasers."

                 Notwithstanding the foregoing, it is agreed that, as long as
(A) the resale or transfer (including without limitation a pledge) of any of the Securities is registered pursuant to an effective registration statement,
(B) such Securities can be sold pursuant to Rule 144 under the Securities Act ("Rule 144") and a registered broker dealer provides to the Company a customary broker's Rule 144 letter and such Purchaser delivers to the Company a customary seller's representation letter and a copy of any Form 144 which may have been required to be filed by such Holder pursuant to Rule 144, or (C) such Securities are eligible for resale under Rule 144(k), such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder upon request.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby makes the following representations and warranties to each Purchaser and agrees with such Purchaser that, as of the date of this Agreement and as of the Closing Date:

         3.1 Organization, Good Standing and Qualification. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Company and its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. The term "subsidiaries" shall mean entities in which the Company has an equity interest of 50% or greater.

         3.2 Authorization; Consents. The Company has the requisite corporate power and authority to enter into and perform its obligations under
(i) this Agreement, (ii) the Registration Rights Agreement and (iii) all other agreements, documents, certificates or other instruments delivered by the Company at the Closing (the instruments described in (i), (ii) and (iii) being collectively referred to herein as the "Transaction Documents"), to execute and perform its obligations under the Certificate of Designation, to execute and perform its obligations under the Warrants, to issue and sell the Preferred Shares and the Warrants to such Purchaser in accordance with the terms hereof, to issue the Conversion Shares upon conversion of the Preferred Shares in accordance with the Certificate of Designation, to issue the Warrant Shares upon exercise of the Warrants and to issue the Dividend Payment Shares in accordance with the Certificate of Designation. All corporate action on the part of the Company by its officers, directors and stockholders necessary for
(A) the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents, (B) the authorization, execution and filing of, and the performance by the Company of its obligations under, the Certificate of Designation, and (C) the authorization and execution, and the performance by the Company of its obligations under, the Warrants has been taken, and no further consent or authorization of the Company, its Board of Directors, its stockholders, any governmental agency or organization (other than such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement), or any other person or entity is required (pursuant to any rule of the National Association of Securities Dealers, Inc., other than with respect to the listing of the Conversion Shares on the Nasdaq Small Cap Market, or otherwise).

         3.3 Enforcement. The Transaction Documents and the Certificate of Designation constitute, and the Warrants upon issuance will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) general principles of equity and (iii) as to indemnification under the Securities Act or Exchange Act, principles of public policy.

         3.4 Disclosure Documents; Agreements; Financial Statements; Other Information. The Company has filed with the Commission: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) all Current Reports on Form 8-K required to be filed with the Commission since December 31, 1996 and (iv) the Company's definitive Proxy Statement for its 1997 Annual Meeting of Stockholders (collectively, the "Disclosure Documents"). The Company is not aware of any event occurring on or prior to the Closing (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after the Closing. Each Disclosure Document, as of the date of the filing thereof with the Commission, conformed in all material respects to the requirements of the Exchange Act, and the rules and regulations thereunder and, as of the date of such filing, such Disclosure Document did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements required to be filed as exhibits to the Disclosure Documents have been filed as required. Neither the Company nor any of its subsidiaries is in breach of any agreement to which it is a party or by which it is bound where such breach is reasonably likely to have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. Except as set forth in the Disclosure Documents or any schedule or exhibit attached hereto, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under generally accepted accounting principles, are not required to be reflected in such financial statements and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. As of their respective dates, the financial statements of the Company included in the Disclosure Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). The written information described in paragraph 2.3 above does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and does not include any material, non-public information.

         3.5 Capitalization. The capitalization of the Company as of the date hereof, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Preferred Stock) exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares initially to be reserved for issuance upon conversion of the Preferred Shares and exercise of the Warrants is set forth on
Schedule 3.5 hereto. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and non-assessable. No shares of the capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances created by or through the Company. Except as disclosed on
Schedule 3.5, or as contemplated herein, as of the date of this Agreement and as of the Closing, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries.

         3.6     Valid Issuance.

                 3.6.1 The Preferred Shares are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company, (ii) based in part upon the representations of such Purchaser in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws and (iii) will be entitled to all of the rights, preferences and privileges set forth in the Certificate of Designation. The Conversion Shares are duly authorized and reserved for issuance and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company. The Dividend Payment Shares are duly authorized and, upon the issuance thereof in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company.

                 3.6.2 The Warrants are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company. The Warrant Shares are duly authorized and reserved for issuance and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through the Company.

         3.7 No Conflict with Other Instruments. Neither the Company nor any of its subsidiaries is in violation of any provisions of its charter, Bylaws or any other governing document as amended and in effect on and as of the date hereof or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it is bound, or of any provision of any Federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which would have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. Except as described on
Schedule 3.7, the (i) execution, delivery and performance of this Agreement and the other Transaction Documents, (ii) execution and filing of the Certificate of Designation, and (iii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Preferred Shares, the issuance of the Warrants and the reservation for issuance and issuance of the Conversion Shares, the Warrant Shares and the Dividend Payment Shares) will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or of any of its subsidiaries or the triggering of any preemptive or anti-dilution rights or rights of first refusal or first offer on the part of holders of the Company's securities.

         3.8     Financial Condition; Taxes; Litigation.

                 3.8.1 The Company's financial condition is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its subsidiaries taken as a whole. Except as otherwise described in the Disclosure Documents, as of the date hereof and as of the Closing there has been no material adverse change to the Company's business, operations, properties, financial condition, prospects or results of operations since the date of the Company's most recent audited financial statements contained in the Disclosure Documents.

                 3.8.2 The Company has filed all tax returns required to be filed by it and paid all taxes which are due, except for taxes which it reasonably disputes or which could not reasonably be expected to have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole.

                 3.8.3 Each of the Company and its subsidiaries is not the subject of any pending or, to the Company's knowledge, threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Commission or any state securities commission or other governmental or regulatory entity which could reasonably be expected to have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole.

                 3.8.4 There is no material claim, litigation or administrative proceeding pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of its subsidiaries, or against any officer, director or employee of the Company or any such subsidiary in connection with such person's employment therewith. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could reasonably be expected to have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole.

         3.9 Reporting Company; Form S-3. The Company is subject to the reporting requirements of the Exchange Act, has a class of securities registered under Section 12 of the Exchange Act, and has filed all reports required thereby. The Company is eligible to register for resale shares of its Common Stock on a registration statement on Form S-3 under the Securities Act.

         3.10 Acknowledgement of Dilution. The Company acknowledges that the issuance of (i) the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, (ii) the Warrant Shares upon exercise of the Warrants, and (iii) the Dividend Payment Shares in accordance with the terms of the Certificate of Designation may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation (x) to issue Conversion Shares upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, (y) to issue Warrant Shares upon exercise of the Warrants and (z) to issue Dividend Payment Shares in accordance with the terms of the Certificate of Designation is unconditional and absolute regardless of the effect of any such dilution.

         3.11 Intellectual Property. The Company and its subsidiaries each owns or possesses adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property rights necessary to conduct the business now operated by it, and is not aware of any infringement by a third party with respect to such rights or of any infringement by it or conflict with asserted rights of others that, in any such case, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole.

         3.12 Registration Rights; Rights of Participation. Except as described on Schedule 3.12 hereto, (A) the Company has not granted or agreed to grant to any person or entity any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied and (B) no person or entity, including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, the other Transaction Documents or the Certificate of Designation which has not been waived.

         3.13 Trading on Nasdaq. The Common Stock is authorized for quotation on the Nasdaq Small Cap Market, and trading in the Common Stock on Nasdaq has not been suspended. The Company is in full compliance with the designation criteria of the Nasdaq Small Cap Market, and does not reasonably anticipate that the Common Stock will lose its designation as a Nasdaq Small Cap Market Security, whether by reason of the transactions contemplated by this Agreement, the other Transaction Documents or the Certificate of Designation.

         3.14 Solicitation. Neither the Company nor any of its subsidiaries or affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Preferred Shares or the Warrants or (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Preferred Shares or the Warrants under the Securities Act.

         3.15 Fees. Except as described on Schedule 3.15 hereto, the Company is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.

         3.16 Foreign Corrupt Practices. To the knowledge of the Company, neither the Company, nor any of its subsidiaries nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity,
(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         3.17 Other Issuances of Securities. The Company has not issued (and will not issue) any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Preferred Shares to such Purchaser, or the issuance of the Conversion Shares upon conversion thereof, for purposes of determining whether stockholder approval is required under the designation criteria of the Nasdaq Small Cap Market.

         3.18 Title. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects, except for liens, claims or encumbrances as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

         3.19 Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

4.       COVENANTS OF THE COMPANY.

         4.1 Corporate Existence. The Company shall, so long as any Purchaser or any affiliate of such Purchaser beneficially owns any Securities, maintain its corporate existence in good standing and shall pay all taxes owed by it when due except for taxes which the Company reasonably disputes or as to which the failure to pay could not reasonably be expected to have a material adverse effect on the consolidated business or financial condition of the Company and its subsidiaries taken as a whole.

         4.2 Provision of Information. The Company shall provide each Purchaser with copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements and other materials sent to stockholders, in each such case promptly after the filing thereof with the Commission, until the conversion or redemption of all of the Preferred Shares and exercise in full of all of the Warrants held by such Purchaser.

         4.3 Form D; Blue-Sky Qualification. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before the Closing, take such action as is necessary to qualify the Preferred Shares and Warrants for sale under applicable state or "blue-sky" laws or obtain an exemption therefrom, and shall provide evidence of any such action to each Purchaser at or prior to the Closing.

         4.4 Reporting Status. As long as any Purchaser or any affiliate of such Purchaser beneficially owns any Securities and until the date on which any of the foregoing may be sold to the public pursuant to Rule 144(k) (or any successor rule or regulation), (i) the Company shall timely file with the Commission all reports required to be so filed pursuant to the Exchange Act and
(ii) the Company shall not terminate its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. The Company agrees to file with the Commission a Form 8-K describing the terms of the transactions contemplated by this Agreement and the other Transaction Documents, with the Transaction Documents attached to such Form 8-K as an exhibit thereto, on or before the tenth (10th) day following the Closing Date in the form required by the Exchange Act.

         4.5 Reservation of Common Stock. The Company shall at all times have authorized and reserved for issuance, free from any preemptive rights, solely for the purpose of effecting conversions of the Preferred Shares hereunder and the exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares and the exercise of the Warrants in full (the "Reserved Amount"). As of the Closing Date, the Reserved Amount shall be equal to no less than 200% of the number of shares of Common Stock issuable upon (i) conversion of all of the Preferred Shares to be issued at the Closing (assuming for such purpose that such conversion were to occur as of the Closing Date) and
(ii) exercise of all of the Warrants to be issued at the Closing. If on any date the Reserved Amount is less than 175% of the number of shares of Common Stock then issuable upon conversion of all of the Preferred Shares then outstanding (assuming for such purpose that such conversion were to occur as of such date) and (ii) exercise of all of the Warrants then outstanding, the Company shall take action (including without limitation seeking stockholder authorization for the reservation of additional shares of Common Stock) as soon as practicable (but in no event longer than thirty (30) days) to increase the Reserved Amount to no less than 200% of the number of shares of Common Stock into which such outstanding Preferred Shares are then convertible and such outstanding Warrants are exercisable. The Company shall not reduce the number of shares reserved for issuance hereunder without the written consent of the holders of two-thirds of the Preferred Shares then outstanding. No Purchaser shall be issued, upon conversion of Preferred Shares or exercise of the Warrants, shares of Common Stock in an amount greater than the product of (A) the Reserved Amount in effect on the date on which notice of such conversion or exercise is delivered to the Company pursuant to the terms of the Certificate of Designation times (B) a fraction, the numerator of which is the number of Preferred Shares purchased by such Purchaser hereunder and the denominator of which is the aggregate amount of all of the Preferred Shares purchased by the Purchasers hereunder.

         4.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Preferred Shares and the Warrants for general corporate purposes only, in the ordinary course of its business and consistent with past practice and shall not use such proceeds to make a loan to any employee, officer or director of the Company or to repurchase or pay a dividend on shares of Common Stock.

         4.7 Quotation on Nasdaq. The Company shall (i) promptly following the Closing, take such action as may be necessary to include the Conversion Shares, the Warrant Shares and the Dividend Payment Shares on the Nasdaq Small Cap Market, and (ii) use its best efforts to maintain the designation and quotation, or listing, of the Common Stock on the Nasdaq Small Cap Market, the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange.

         4.8 Use of Purchaser Name. Except as may be required by applicable law, the Company shall not use, directly or indirectly, any Purchaser's name in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Purchaser for the specific use contemplated or as otherwise required by applicable law or regulation.

         4.9 Company's Instructions to Transfer Agent. On or prior to the Closing, the Company shall execute and deliver irrevocable instructions to its transfer agent (the "Transfer Agent") (i) to issue certificates representing Conversion Shares upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation and receipt of a valid Conversion Notice (as defined in the Certificate of Designation) from a Purchaser, in the amount specified in such Conversion Notice, in the name of such Purchaser or its nominee, (ii) to issue certificates representing Warrant Shares upon exercise of the Warrants in accordance with their terms and receipt of a valid Exercise Notice (as defined in the Warrants) from a Purchaser, in the amount specified in such Exercise Notice in the name of such Purchaser or its nominee,
(iii) to issue certificates representing the Dividend Payment Shares upon the issuance thereof in accordance with the Certificate of Designation and (iv) to deliver such certificates to such Purchaser no later than the close of business on the later to occur of (A) the third (3rd) business day following the related Conversion Date or the Dividend Payment Date (each as defined in the Certificate of Designation) or Exercise Date (as defined in the Warrant), as the case may be and (B) in the case of conversion of Preferred Shares or exercise of the Warrant, the first business day following the date of delivery of the original certificates, duly endorsed, representing the Preferred Shares being converted or the Warrant being exercised, as the case may be. As long as the Company shall instruct the transfer agent that, in lieu of delivering physical certificates representing shares of Common Stock to a Purchaser upon conversion of the Preferred Shares, exercise of the Warrant, or issuance of the Dividend Payment Shares, and as long as the Transfer Agent is a participant in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and such Purchaser has not informed the Company that it wishes to receive physical certificates therefor, the transfer agent may effect delivery of Conversion Shares, Warrant Shares or Dividend Payment Shares, as the case may be, by crediting the account of such Purchaser or its nominee at DTC for the number of shares for which delivery is required hereunder within the time frame specified above for delivery of certificates. The Company represents to and agrees with each Purchaser that it will not give any instruction to the Transfer Agent that will conflict with the foregoing instruction or otherwise restrict such Purchaser's right to convert the Preferred Shares or exercise the Warrant or to receive Conversion Shares, Warrants or Dividend Payment Shares in accordance with the terms of the Certificate of Designation or to receive Warrant Shares in accordance with the terms of the Warrants. In the event that the Company's relationship with the Transfer Agent should be terminated for any reason, the Transfer Agent shall continue acting as transfer agent pursuant to the terms hereof until such time that a successor transfer agent is appointed by the Company and receives the instructions described above.

         4.10 Capital Raising Limitation. The Company will not, during the six (6) month period following the Closing Date (the "Limitation Period"), offer for sale or sell any Common Stock (or any security convertible into, or exercisable or exchangeable for, Common Stock) (the "Capital Raising

Limitation"). The Capital Raising Limitation shall not apply to any transaction involving issuances of securities as consideration in a merger, consolidation, acquisition or sale of assets (in each case, the primary purpose of which is not to raise equity capital) or pursuant to a strategic partnership or joint venture which is formed for a bona fide commercial purpose, or as consideration for the acquisition of a business, product or license by the Company or in connection with the exercise of options by employees, directors or consultants. The Capital Raising Limitation also shall not apply to (i) the issuance of Common Stock in a transaction pursuant to (x) a public offering, or
(y) an offering pursuant to Regulation D or Regulation S under the Securities Act upon the following terms: (aa) such offering does not exceed, individually or in the aggregate, ten million dollars ($10,000,000), (bb) the purchaser thereof is required to hold such Common Stock for at least one (1) year from the date of issuance before selling or otherwise disposing of such Common Stock, (cc) such Common Stock is issued at a discount of no more than fifteen percent (15%) from the Closing Bid Price (as defined in the Certificate) of the Common Stock on the date of issuance thereof, and (dd) no warrants or other instruments exercisable or convertible into Common Stock are issued by the Corporation in connection with such offering, (ii) the issuance of warrants exercisable into Common Stock at a price no less than the Closing Bid Price (as defined in the Certificate) of the Common Stock on the date of the issuance of such warrants as an incentive or compensation (upon customary terms applicable to an arms' length transaction) for up to two (2) investment banking firms located in North America and up to two (2) investment banking firms located in Europe in connection with services rendered to the Corporation, (iii) the issuance of warrants exercisable into Common Stock at a price no less than the Closing Bid Price (as defined in the Certificate) of the Common Stock on the date of the issuance of such warrants to a person or entity as compensation (upon customary terms applicable to an arms' length transaction) for raising debt or equity financing for the Corporation, (iv) the issuance of up to ten million dollars ($10,000,000) of revolving subordinated debt, convertible into Common Stock not less than one year from the issuance date thereof and only with respect to principal thereof (and interest accrued thereon) which is outstanding at least one hundred and eighty (180) days, to Joint Energy Development Investments L.P. or any affiliate of Enron Corporation, (v) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or
(vi) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants or under any rights pursuant to Section 7.01 of the Securities Purchase Agreement between the Company and Joint Energy Development Investments L.P.

         4.11 Right of First Offer. Prior to any offer or sale by the Company of Common Stock (or any securities convertible into or exchangeable for Common Stock) during the one hundred and eighty (180) day period following the last day of the Limitation Period, the Company must first deliver to each Purchaser written notice describing the proposed issuance, including the terms and conditions thereof, and provide such Purchaser with an option during the five (5) business day period following delivery of such notice to purchase up to its proportionate share (based on the number of Preferred Shares purchased by such Purchaser hereunder relative to the number of Preferred Shares purchased by the Purchasers hereunder) of the securities being offered on the same terms as contemplated by such issuance ("Right of First Offer"); provided, however, that the Right of First Offer shall not apply to (i) the issuance of up to ten million dollars ($10,000,000) of revolving subordinated debt, convertible into Common Stock not less than one year from the issuance date thereof and only with respect to principal thereof (and interest accrued thereon) which is outstanding at least one hundred and eighty (180) days, to Joint Energy Development Investments L.P. or any affiliate of Enron Corporation, (ii) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or (iii) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants or under any rights pursuant to Section
7.01 of the Securities Purchase Agreement between the Company and Joint Energy Development Investments L.P.. In the event that such Purchaser exercises the foregoing option to purchase such securities, the Company may, at its option, either sell such securities to such Purchaser as part of the proposed issuance or, in lieu thereof, sell such securities to such Purchaser pursuant to a separate issuance which the Company will effect within thirty (30) days of the closing of such proposed issuance. In the event that such Purchaser either does not give notice within such five business day period that it intends to exercise its option or informs the Company in writing that it does not intend to participate in such issuance, the Company may offer to a third party the option to purchase, in the aggregate, the amount of securities which were declined by such Purchaser, on the same terms as were offered to such Purchaser, without any further obligation to such Purchaser.

         4.12 No Adverse Action. The Company shall refrain, while any Preferred Shares or Warrants are outstanding, from taking any action or entering into any arrangement which in any way adversely affects the rights, privileges or benefits available to a holder thereof pursuant to the terms of the Certificate of Designation or the Warrants, respectively.

5.  CONDITIONS TO CLOSING.

         5.1 Conditions to Purchaser's Obligations at Closing. Each Purchaser's obligations at the Closing, including without limitation its obligation to purchase the Preferred Shares and the Warrant, are conditioned upon the fulfillment of each of the following events:

                 5.1.1 the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

                 5.1.2 the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before the Closing;

                 5.1.3 the Company shall have delivered to such Purchaser a certificate, signed by an officer of the Company, certifying that the conditions specified in paragraphs 5.1.1 and
                                  5.1.2 above have been fulfilled as of the Closing;

                 5.1.4 the Company shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware and shall have furnished such Purchaser with a file- stamped copy thereof;

                 5.1.5 the Company shall have delivered to such Purchaser an opinion of counsel for the Company, dated as of the Closing Date, in substantially the form set forth on Exhibit
                                  5.1.5 hereto, and covering such additional matters as may reasonably be requested by such Purchaser;

                 5.1.6 the Company shall have delivered duly executed certificates representing the Preferred Shares being so purchased;

                 5.1.7 the Company shall have executed and delivered the Registration Rights Agreement;

                 5.1.8 the Common Stock shall be designated for quotation and actively traded on the Nasdaq Small Cap Market;

                 5.1.9 there shall have been no material adverse changes in the Company's consolidated business or financial condition since the date of the Company's most recent audited financial statements contained in the Disclosure Documents;

                 5.1.10 the Company shall have authorized and reserved for issuance 200% of the aggregate number of shares of Common Stock issuable upon conversion of all of the Preferred Shares (such number to be determined using the Conversion Price in effect on the Closing Date) and exercise of all of the Warrants, to be issued at the Closing;

                 5.1.11 each of Bruce Benn, Ed Munden and Robert Lindsay shall have executed and delivered a letter agreement addressed to the Purchasers regarding such person's agreement to refrain from selling such person's holdings of Common Stock until the Registration Statement (as defined in the Registration Rights Agreement) is declared effective;

                 5.1.12 the Company shall have delivered a letter to the Purchasers from Joint Energy Development Investments L.P. consenting to the transactions contemplated hereby and by the Certificate and waiving any rights it may otherwise have pursuant thereto; and

                 5.1.13 the other Purchasers shall have purchased at the Closing the aggregate number of Preferred Shares and Warrants such that, when added to the Preferred Shares and Warrants to be purchased by such Purchaser hereunder, the aggregate Purchase Price therefor shall be equal to at least ten million dollars ($10,000,000); provided, that, if a Purchaser fails to purchase all or any portion of the Preferred Shares and Warrant to be purchased by it hereunder, the other Purchasers shall have the option, but not the obligation, to purchase such Preferred Shares and Warrant.

         5.2 Conditions to Company's Obligations at Closing. The Company's obligations at the Closing are conditioned upon the fulfillment of each of the following events:

                 5.2.1 the representations and warranties of each Purchaser shall be true and correct in all material respects as of the Closing Date as if made on such date;

                 5.2.2 each Purchaser shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by such Purchaser on or before the Closing; and

                 5.2.3 each Purchaser shall have executed and delivered the Registration Rights Agreement.

6.       MISCELLANEOUS.

                 6.1 Survival; Severability. The representations, warranties, covenants and indemnities made by the parties herein shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon, provided that the representations and warranties contained herein shall survive for two (2) years following the Closing Date. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

                 6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Purchaser may assign its rights and obligations hereunder, in connection with any private sale or transfer of the Preferred Shares or the Warrants in accordance with the terms hereof, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign it rights or obligations under this Agreement.

                 6.3 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of the other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at the Closing, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of the Certificate of Designation, this Agreement or the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

                  6.4 No Reliance; Representations by Purchasers. Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby,
(ii) it is not relying on any advice or representation of the other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents), (iii) it has not received from such party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by such party.

                 6.5 Injunctive Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Purchaser and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss.

                 6.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the conflict of laws provisions thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

                 6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                 6.8 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                 6.9 Notices. Any notice, demand or request required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to a nationally-recognized overnight courier and
(iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

                 If to the Company:

                 Queen Sand Resources, Inc.
                 3500 Oak Lawn, Suite 380
                 Dallas, Texas 75219-4398
                 Attn.:   Chief Executive Officer
                 Fax:     214-521-9960

                 with a copy to:

                 Haynes and Boone, LLP
                 901 Main Street, Suite 3100
                 Dallas, Texas 75202
                 Attn: William L. Boeing
                 Tel:     214-651-5553
                 Fax:     214-651-5940

and if to any Purchaser, to such address for such Purchaser as shall appear on the signature page hereof executed by such Purchaser, or as shall be designated by such Purchaser in writing to the Company.

                 6.10 Expenses. The Company and each Purchaser shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement, provided, however, that the Company shall reimburse Proprietary Convertible Investment Group, Inc. for all out-of-pocket expenses (including without limitation legal fees and expenses) incurred by it in connection the negotiation, preparation, execution, delivery and performance of the Certificate of Designation, this Agreement, the Warrant and the other Transaction Documents in an amount not to exceed thirty thousand dollars ($30,000).

                 6.11 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

QUEEN SAND RESOURCES, INC.


By: /s/ Duly Authorized Officer
   -----------------------------------
   Name:
   Title:



PURCHASER NAME:


By: /s/ Duly Authorized Officer
   -----------------------------------
   Name:
   Title:


ADDRESS:


      Tel:

      Fax:


Number of Shares of Series C Preferred Stock to be Purchased:

Number of Shares of Common Stock
into which the Warrant is Exercisable: